KC Low Volatility PutWrite-CallWrite Q Fund
Kestenbaum Capital, LLC
4/3/2024
Exhibits
D. Investment Advisory Contract

INVESTMENT ADVISORY CONTRACT


Kestenbaum Capital, LLC ("The Investment Adviser"), hereby agrees to provide investment advice for the "KC LOW VOLATILITY PUTWRITE-CALLWRITE Q Fund" ("The Fund"). Kestenbaum Capital, LLC, will develop, implement, and modify the Fund's investment strategy as deemed fit by The Investment Adviser and the Fund's board of directors, ensuring that any alteration or modifications to the Fund's principal investment strategy are approved by the Fund's board of directors prior to execution by the Investment Adviser.

The Investment Adviser will act in a fiduciary capacity to the Fund and will prioritize the Fund's investment objectives and goals over The Investment Adviser's objectives and goals. The Investment Adviser will provide its services to the Fund indefinitely, and such provision shall remain in effect only if expressly approved at least annually by the board of directors or by the affirmative vote of a majority of the outstanding voting securities of the Fund. The advisory services shall continue until such time as either party decides to terminate this Investment Advisory agreement. In the event of termination, the party initiating termination shall provide written notice to the other party.

This Investment Advisory contract may be terminated at any time, without the payment of any penalty, by the board of directors of the Fund or by vote of a majority of the Fund's outstanding shares on not more than sixty days written notice to the Investment Adviser.

The Investment Adviser has the right to provide investment advice and other related services to any other fund, individual, organization, or business.
Similarly, the Fund has the right to employ the services of other investment advisory firms in order to meet its investment objectives and goals.

The Investment Adviser will be compensated according to the Fund's prospectus. The Fund's management fee, as mentioned in the prospectus, will be partially composed of the Investment
Adviser's compensation for its services to the Fund.

The Fund's management fee is a unitary fee which encompasses various expenses associated with the operation and management of the Fund. The management fee includes coverage of the Fund's following expenses:
1.	Investment Management Fees- Including compensation and fees
for the Fund's investment advisory services, including
research, analysis, and implementation of the Fund's
investment strategy.
2.	Administrative Costs- Costs that cover the day-to-day
operational activities of the Fund and the Investment
Advisor, such as record keeping, regulatory compliance, and
shareholder services.
3.	Legal and Audit Fees- Costs related to legal services and
financial audits.
4.	Fund Accounting and Valuation Expenses- Expenses associated
with maintaining the Fund's accounting records and
calculating the Fund's valuation.
5.	Other Operating Expenses- Expenses incurred in the ordinary
course of the Fund's business, including office supplies and communication services.

The following expenses are excluded from the Fund's unitary
management fee:
1.	Distribution Expenses (12b-1 Fee)- Expenses related to
marketing and distributing the Fund's shares to the general
public are not included in the Fund's unitary management
fee, instead it is included in the Fund's 12b-1 fee.
2.	Transaction Costs- Fees incurred from buying and selling
securities within the Fund's portfolio.
3.	Taxes- Federal, state, and local taxes incurred by the Fund
on its income, capital gains distribution, and transactions.


The Investment Adviser does not charge a prepaid fee and as such no prepaid fee will be returned in the event of contract termination or nonperformance.

This contract grants the Investment Adviser the authority to exercise full discretionary power over the day-to-day management of the Fund's investments, subject to oversight and approval by the Fund's board of directors. "Full discretionary power" means that the Investment Adviser is empowered to make independent investment decisions and execute transactions on behalf of the Fund within established guidelines and the Fund's stated objective. Major decisions and changes made by the Investment Adviser are subject to review and approval by the Fund's board of directors to ensure alignment with the Fund's overall strategy and goals.

This contract shall be automatically terminated upon assignment by the Investment Adviser. Such termination shall take effect without the need for consent from the Fund.


SIGNATURES

I, Roy Kestenbaum, President and Authorized Person of Kestenbaum
Capital, LLC, agree to the terms and conditions set forth in this Investment Advisory Contract.

ROY KESTENBAUM
I, Roy Kestenbaum, portfolio manager of the "KC LOW VOLATILITY
PUTWRITE-CALLWRITE Q Fund", agree to the terms and conditions set forth in this Investment Advisory Contract

ROY KESTENBAUM